Exhibit 10.2

BUSINESS AGREEMENT

THIS BUSINESS AGREEMENT (this “Agreement”) is made and entered into as August 2, 2021 by and between:

1.	Apimeds Inc., a company duly organized and validly existing under the laws of the Republic of Korea (“Korea”) with its place of business at #608 Namsung Plaza, 130 Digital-ro, Geumcheon-gu, Seoul, Republic of Korea (“Apimeds”);

2.	APIMEDS PHARMACEUTICALS US INC., a company duly organized and validly existing under the laws of the state of Delaware, the United States of America, with its place of business at 125 Broemel Place. Suite 639, Pennington, NJ 08534 (“APUS”).

Each of the parties hereto shall individually be referred to as a “Party” and collectively as the “Parties” or “Each Party”.

RECITALS

WHEREAS, the Parties have formed APUS to operate a pharmaceutical business which provides the biological drug named “Apitox” (“Apitox”) to clients in the biological drug commercial transaction area (the “Project”); and

WHEREAS, Apimeds is a shareholder of APUS; and

WHEREAS, the Parties desire for APUS to have a license from Apimeds in order to carry out the Project in exchange for a royalty described herein; and

WHEREAS, the Parties desire to memorialize the forgoing and their other mutual understandings in this Agreement.

NOW, THEREFORE, for good and valuable consideration, intending to be legally bound, the Parties hereby agree as follows:

Article 1 (General Provisions)

1.1	Purpose of this Agreement

The purpose of this Agreement shall be to set forth the matters necessary for APUS to carry forward the Project as well as the rights and obligations of the Parties in connection therewith.

1.2	Basic Obligations of the Parties

Each Party shall perform obligations required under the related Laws, the Articles of Incorporation, and other agreements in order for APUS to carry forward the Project.

Article 2 (Definitions)

As used in this Agreement, unless otherwise defined in the Recitals above or other provisions hereof, the following terms shall have the following meanings:

“Affiliate” means, in respect to an entity, any other entity that directly or indirectly controls, is controlled by or is under common control with such Person.

“Laws” mean the Constitution, laws, treaties, conventions, orders, rules, regulations, ordinances or administrative rules which are in the nature of laws and regulations and are in full force and effect as of the date hereof, or any similar rules and regulations enforced, adopted, promulgated or applied by the Government Authorities.

“Business Day” means a day (other than Saturday or Sunday or public holidays) on which commercial banks are permitted to be open for business in Korea and the United States of America.

“US Dollars” or “USD” means the lawful currency of the United States of America.

“Permits” mean reports, filings, permits, licenses, approvals, registrations, acceptance of filings, consents or granting of similar powers under the Laws or Government Authorities of Korea and/or the United States of America.

“Articles of Incorporation” means the Articles of Incorporation of APUS (as amended from time to time).

“Government Authorities” mean (i) the administrative, judicial, arbitral or international agencies, including the legislative and financial supervisory bodies and (ii) persons to whom powers are delegated by such agencies or bodies or who exercise equivalent powers, in either case to the extent such agencies or bodies or persons have the powers relating to various Permits.

“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known.

“Licensed Rights” means all Information and regulatory filings, whether or not patentable, patents and patent applications that are how owned or controlled by Apimeds or its affiliates.

Article 3

3.1	Purpose of APUS

APUS shall have all right and authority to operate the following businesses:

(a)	carrying forward any clinical trial and acquiring the Permits and approvals from the U.S. Food and Drug Administration (the “U.S. FDA”) in regard to Apitox;

(b)	rights set forth in Section 6.1(1) of this Agreement, including but not limited to sales of and any commercial activities relating to Apitox;

(c)	any other business agreed between the Parties; and

(d)	any activities related or affiliated with the achievement of the purpose of the Project.

Article 4 (Warranties and Covenants)

4.1	Representations and Warranties of Basic Facts

Each Party signing this Agreement represents and warrants to the other Party with respect to the following:

(a)	each Party is a company duly organized and existing under the laws of the Republic of Korea or the state of Delaware, the United States of America, with full power and authority to conduct the business set forth therein;

(b)	each Party has duly completed all procedures necessary for the execution and performance of this Agreement. This Agreement constitutes legal, valid and binding obligations against such Party in accordance with the terms of this Agreement and, upon such Party’s failure to perform its obligations hereunder, is enforceable against it by the other Party;

(c)	Apimeds is qualified to be a shareholder of APUS in accordance with the related Laws and regulations;

(d)	each Party has committed no improper act, and no fact has occurred, which, in either case, causes, or is likely to cause, an obstacle to the conduct by APUS of the targeted business such as the Project; and

(e)	to such Party’s knowledge, there is no agreement or transaction of any kind which causes, or is likely to cause, an obstacle to the performance by each Party of its obligations hereunder, and there are no currently existing circumstances which will oblige such Party to make any such transaction in the future.

4.2	Covenants

Each Party covenants to faithfully perform the following:

(a)	each Party shall provide all cooperation for the other Party in obtaining the Permits of the Government Authorities necessary for APUS’ conduct of the Project or effecting reports, filings, registrations, notices, etc. vis-à-vis the Government Authorities;

(b)	each Party shall truthfully and accurately prepare and deliver all documents and information contained in all documents to be submitted in accordance with the related Laws in connection with the transactions hereunder and shall comply with the related Laws and regulations; and

(c)	each Party shall obtain all consents, approvals, agreements or exemptions from the Government Authorities or third parties necessary for it to perform its obligations hereunder.

Article 5 (Confidentiality)

Each Party (the “Recipient Party”) shall keep confidential any and all materials and information obtained from the other Party in connection with the execution and/or performance of this Agreement (other than materials or information generally available to the public) (collectively, “Confidential Information”), and shall not, except in the case of using such Confidential Information for the purposes of this Agreement, disclose or divulge to a third party, or cause a third party to use, such Confidential Information. If the Confidential Information is disclosed or divulged by the Recipient Party or a counterparty with which such Recipient Party trades, the Recipient Party shall be liable hereunder as if such Recipient Party breached its confidentiality obligation hereunder, unless such Recipient Party proves that it has no supervisory or other responsibility for such disclosure or divulgence; provided, however, that this provision shall not apply if (i) any matters the Parties agreed to disclose, (ii) any information publicly announced, (iii) any information which the receiving party already acquired legally from a third party, (iv) any information provided as there is a special regulation under the law or to comply with the laws or agreements (contracts), (v) any information legally requested by the court or government authorities for disclosure or provision and (vi) advisory organizations if the consultation agreement is executed for due diligence and advices. Notwithstanding the foregoing, the Information licensed to APUS under this Agreement shall be deemed “Confidential Information” of APUS and not of Apimeds.

Article 6 (Roles and Responsibilities of Each Party)

6.1	The roles and responsibilities of Apimeds are as follows:

(1)	Apimeds hereby grants to APUS a sublicensable, royalty-bearing right and license under the Licensed Rights and Information to research, develop, manufacture and commercialize Apitox in the United States, including, for the avoidance of doubt, to include Information in filings by APUS with US Governmental Authorities. This license shall be exclusive even as to Apimeds and its affiliates with respect to Apitox in the United States.

(2)	Apimeds shall cooperate with APUS when APUS sells the goods related to Apitox after obtaining the approval from the U.S. FDA (including but not limited to Apimeds’ cooperation on execution of patent applications and patent related agreements, if necessary, in order to sell the goods related to Apitox);

(3)	Apimeds shall cooperate when APUS wishes to transfer or sell all or part of the rights related to Apitox;

(4)	Apimeds shall participate in APUS as a shareholder, as the partner of management and provide Apitox related technical cooperation; and

(5)	Apimeds shall take all the necessary or appropriate measures to cooperate with APUS to carry out the Project and provide necessary support regarding the Project;

(6)	Apimeds shall promptly provide to APUS all Information hereafter developed with respect to Apitox outside of the United States and shall grant APUS a license with respect to all Information and regulatory filings, whether or not patentable, patents and patent applications hereafter owned or controlled by Apimeds or its affiliates on terms to be negotiated in good faith between the Parties.

6.2	The role and responsibilities of APUS are as follows:

(1)	APUS shall use reasonable eftbrts to complete obtaining the Permits from U.S. FDA by proceeding with the phase 3 clinical trial of Apitox;

(2)	APUS shall be in charge of and be responsible for acquiring the Permits such as approval in principle, operation license, approval on appointment of foreign officer, recruitment of experts and overall business required with regard to the Project;

(3)	APUS shall use reasonable efforts to enter into relevant agreements in order to avoid causing an obstacle to sell Apitox or to transfer all or part of the rights of Apitox;

(4)	APUS shall be duly operated under the relevant Laws, and be in charge of and be responsible for sales of Apitox;

(5)	APUS shall pay Apimeds a royalty of 5% of the Earnings Before Interest and Taxes (EBIT) as determined consistent with US Generally Accepted Accounting Principles, derived from the sale or license of Apitox, less any shipping, handling, and insurance charges, credits (arising from returns or other adjustments), discounts, rebates, or allowances of any kind (if any); provided, however, that this Article shall not apply when shares of APUS are transferred or sold through M&A or share transfer agreements, etc. to a third party;

(6)	Royalties shall accrue shall be paid within thirty (30) days following the end of each calendar quarter in US dollars by wire transfer to a bank account to be designated in writing by APUS; and

(7)	APUS shall be responsible for preparing and maintaining the books records of APUS to be available for inspection by Apimeds.

Article 7 (Termination of the Agreement)

7.1	if any of the following events occur, this Agreement will be automatically terminated:

(a)	bankruptcy or dissolution of APUS; or

(b)	when there is a mutual written agreement by the Parties.

7.2	Notwithstanding Article 7 1, the rights and obligations regarding compensation for damages which already occurred at the time of termination, shall not be affected due to termination of this Agreement and they shall remain effective.

Article 8 (Sanctions against Breach of Agreement and Termination)

8.1 If a Party defaults in obligations under this Agreement by breaching the whole or the part of this Agreement (the “Breaching Party”) such as breach of the obligation, delay or impossibility in performance, the Breaching Party shall be responsible for all damages suffered by the other Party (the “Indemnity Claimholder”).

8.2 In case where APUS ceases to conduct business or is wound up or liquidated, the liability of the Breaching Party under Article 8.1 above to the Indemnity Claimholder shall survive such ceasing of business, winding-up or liquidation.

8.3 If the Breaching Party breaches this Agreement and fails to remedy such breach within fourteen (14) days after receipt of a notice from the other Party requiring the Breaching Party to remedy such breach, the other Party may terminate this Agreement as between such party and the Breaching Party, with such termination to be effective upon expiration of the above 14-day period.

Article 9 (Dispute Resolution)

9.1 If a dispute arises among the Parties in connection with the execution or performance of this Agreement, the Parties shall use their efforts to first resolve such dispute based on mutual understanding and in good faith.

9.2 This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and interpreted in accordance with, the laws of the state of New York, the United States of America, without regard to its conflicts of law provisions.

9.3 If a dispute that is not resolved under Article 14.1 above, such dispute shall be finally settled by arbitration in Seoul, the Republic of Korea in accordance with the Arbitration Rules of the Korean Commercial Arbitration Board. The number of arbitrators shall be 3 and the language to be used in the arbitral proceeding shall be English. The Parties acknowledge that the award of Korean Commercial Arbitration Board shall be final and binding upon the Parties.

Article 10 (Effectiveness)

10.1 This Agreement shall become effective on the execution date of this Agreement.

10.2 This Agreement is made in English and Korean. If there is any conflict in the interpretation of the provisions included in this Agreement, the English version of this Agreement shall prevail over Korean versions.

Article 11 (Relationship to Existing Agreements)

This Agreement shall supersede and prevail over all prior agreements entered into among the Parties prior to the date hereof with respect to the subject matter hereto.

Article 12 (Other Provisions)

12.1	Amendment

If an event occurs that may justify an amendment hereof, this Agreement may be amended in writing by agreement of all of the Parties.

12.2	Force Majeure

No Party shall be liable for its failure to perform this Agreement by reason of a “Force Majeure Event”, which is defined as any event beyond the control of such Party, including, but not limited to, fires, explosions, acts of God, or wars. However, even in such case, the Party so prevented from performing this Agreement by reason of a Force Majeure Event shall (i) take all reasonable measures within its power to perform this Agreement as fully as possible and (ii) give the other Parties a written notice of such Force Majeure Event within ten (10) days after the occurrence of such Force Majeure Event.

12.3	Entire Agreement

This Agreement constitutes the entire agreement among the Parties and prevail over all prior agreements, undertakings and negotiations among the Parties with respect to the subject matter hereof.

12.4	No Transfer

The rights and obligations of a Party hereunder may be directly or indirectly assigned only with the prior written consent of all of the other Parties.

12.5	Severability

In the event any provision hereof is held void or unenforceable in whole or in part, the validity or enforceability of the remaining portion of such provision or the remaining provisions hereof shall not be affected thereby and this Agreement shall be interpreted and applied so as to be valid to the maximum extent permitted by the Laws.

12.6	Waiver

If a Party fails to insist upon strict compliance with, or timely performance of, any provision hereof, such failure shall not be deemed to be a waiver of the right to require the performance of such provision and shall not operate as estoppel with respect to such right.

12.7	Successors and Assigns

All the provisions hereof shall be effective and binding upon the successors or assigns of the Parties. Except where expressly permitted herein, the rights and obligations of a Party hereunder may not be assigned directly or indirectly to a third party without the prior written consent of the other Parties.

12.8	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in two (2) copies as of the date first written above and each Party shall keep each copy.

Apimeds Inc.

#608 Namsung Plaza, 130 Digital-ro, Geumcheon-gu, Seoul, Republic of Korea

/s/ Jakap Koo
Name:	Jakap Koo
Title:	Representative Director

APIMEDS PHARMACEUTICALS US INC.,

125 Broemel Place. Suite 639, Pennington, NJ, USA (08534)

/s/ Scott Hollander
Name:	Scott Hollander
Title:	CEO